EXHIBIT 99.1

ISRAEL CHEMICALS LTD. (“ICL” OR THE “COMPANY”)

Equity Compensation Plan (2014)

1.	Title

This plan, as updated from time to time, shall be entitled “Israel Chemicals Ltd. – Equity Compensation Plan (2014)” (the “Plan”).

2.	Purpose of the Plan

2.1	The purpose of the Plan is to allocate the CEO, directors, officeholders and employees of the Company and of companies controlled by the Company (the “Offerees”) (in this Plan, the term the “Company” also refers to companies controlled by the Company, unless otherwise indicated by the context), options for the purchase of ordinary shares of ILS 1.00 nominal value (the “Shares” or “Company Shares”) each of the Company (the “Option Warrants” or the “Options”) or Shares of restricted shares (as defined in Section 14 hereunder) or restricted share units (as defined in Section 15 hereunder), according to this Plan as approved by the Compensation and Human Resources Committee and the Company Board of Directors (the “Board”) and subject to the provisions of Section 102 of the Income Tax Ordinance (New Version), 1961 (“Income Tax Ordinance”) and the rules enacted by virtue thereof, as amended from time to time (the “Rules”). Shares stemming from the exercise of the Options or the exercise of restricted share units shall be referred to in this Plan: “Exercise Shares”.

2.2	The purpose of the Plan is to incentivize the Offerees to continue and contribute to the Company’s success in the future, success which is expected to be expressed, among other things, in the long-term business results, in the price of the Company’s Share in the Tel Aviv Stock Exchange Ltd. (“TASE”), and thereby to further the best interest of the Company and to increase its profits in the long-term.

3.	The Offerees

3.1	The Offerees in the private offering are, or shall be at the time of the offering or future private offerings by virtue of the Plan, as the case may be, directors, officeholders or other senior officials in managerial positions of the Company or companies under its control, in Israel and abroad, according to this Section 3.1.

The provisions of this Plan respecting Section 102 of the Income Tax Ordinance do not apply to Offerees who are not Israeli, who shall be subject to the tax laws of their place of residence.

4.	Terms of the Options

4.1	The Option Warrants shall be allocated to the Offerees without consideration.

4.2	Each Option Warrant shall grant the right to receive from the Company or any person on its behalf, by way of allocation or transfer (as specified in this Section 4.2 and Section 4.3 below) one ordinary share on the name of the Company, of ILS 1.00 nominal value, in return for payment of the exercise price, as defined hereunder. The exercise price for each share underlying an Option Warrant shall equal the average closing price of the Company share in the 30 trading days prior to the time on which the Board passed a resolution respecting the relevant private offering, subject to any law and to adjustments as provided in Section 13 below. The Board may determine that the exercise price shall be linked to the Consumer Price Index, with the base index being the index known at the time of the Board's resolution ("Base Index"), and the exercise price shall increase or decrease according to the ratio between the known index at the time of exercise and the Base Index. Notwithstanding the aforesaid, the exercise price for Offerees who are residents of the United States and/or subject to U.S. tax laws shall not be linked to the Consumer Price Index. The exercise price determined as described above, including linkage to the Consumer Price Index as aforesaid respecting Option Warrants, as determined by the Board, shall hereafter be referred to as the "Exercise Price".

Despite the foregoing, the Board may determine that, in case on the time of exercise (as defined hereunder) the closing rate of the Company's share on the trading day immediately prior the time of exercise ("Share Value") is more than double the Exercise Price (the "Maximal Share Value"), the quantity of Exercise Shares shall be adjusted in a manner whereby the multiplication of the number of Exercise Shares allocated to the Offeree in actuality by the Share Value shall equal the multiplication of the number of exercised Options by the Maximal Share Value. In the event of the cases described in Section 13.1-13.3 below, the required adjustments shall be made. A share fraction resulting of the foregoing calculation shall be rounded up to a complete share. Immediately after exercise, the entire quantity of exercised Options shall expire.

Example solely for the purpose of illustration:

Number of Options – 100

Exercise Price – ILS 60

Share Value – ILS 130

Maximal Share Value – ILS 120

Multiplication of number of Options by Maximal Share Value – ILS 12,000

The number of Exercise Shares actually allocated equals ILS 12,000/130

I.e., according to the above example, the Offeree shall pay for the exercise of 100 Options the Exercise Price of ILS 6,000 and the number of Exercise Shares actually allocated to the Offeree in this case shall be 93 Shares

(rounded up from 92.3).

4.3	Alternately, and at the sole discretion of the Company, the Company may, upon exercise of the Options, allocate Shares to the Offerees, or transfer unto them Shares held, or to be held, by the Company or another company controlled by it, at the value of the benefit alone, as specified below:

4.3.1	The number of Exercise Shares to which each Offeree shall be entitled at the time of exercise of Option Warrants (as defined in Section 6.5 hereunder), shall be calculated according to the difference between:

4.3.1.1	The closing rate in TASE of the Company's share on the trading day immediately prior the time of exercise and no more than an amount equal to double the Exercise Price insofar as a Maximal Share Price is determined, as specified in Section 4.2 above (hereinafter: the “Effective Rate”), multiplied by the number of shares underlying the Option Warrants respecting which the exercise notice was given.

And between:

4.3.1.2	The Exercise Price multiplied by the number of shares underlying the Option Warrants respecting which the exercise notice was given.

In the event of the cases specified in Sections 13.1-13.3 hereunder, the required adjustments shall be made.

The difference shall constitute the benefit amount stemming for the Offeree at the time of exercise (hereinafter: the “Benefit Amount”).

4.3.2	The Company shall allocate to the Offerees, or transfer unto them Shares held, or to be held, by the Company or another company controlled by it, a quantity of Shares whose market value in TASE on the trading day immediately prior the time of exercise (minus the nominal value of the company share, insofar as paid by the Offerees in actuality) equaling the Benefit Amount alone. A share fraction resulting from the aforesaid calculation shall be rounded up to a complete share.

In the case of Share allocation according to this Section, the following terms shall apply: the Company shall transform into share capital a portion of its profits or from a premium on shares or from any other source included in its equity according to its financial statements, up to the rate of the nominal value of the Exercise Shares, all as provided in Section 304 of the Companies Law, 1999 (the “Companies Law”). If that is not possible, the Offeree shall pay only the nominal value of the Exercise Shares. It is hereby clarified that in any case of Share allocation according to this Section, the exercise shall be executed in a manner whereby the nominal value of the Shares is paid (or capitalized, as the case may be) by the Company or by the Offeree, subject to any law, including the provisions of the Companies Law, respecting distribution.

5.	Vesting of the Options, restricted share units and/or Shares in the hands of a trustee

The Option Warrants, restricted share units and/or restricted shares, shall be allocated to a trustee in accordance with the terms of a capital gains via trustee route as provided in Section 12.4 hereunder (the “Trustee”), on behalf of the Offerees, following and subject to receipt of all approvals required by law.

The effective date shall be the date on which the Board approves allocation of the Option Warrants, restricted share units and/or restricted shares to the Offeree (the “Effective Date”). Insofar as law requires an approval by the general meeting of the Company’s shareholders, the Effective Date shall be the date of such approval by the general meeting.

6.	The exercise right, restriction and manner of exercise of the Option Warrants, restricted share units and restricted shares

6.1	Unless otherwise determined by the Board, all Option Warrants, restricted share units or restricted shares allocated to the Offerees shall be exercisable (“matured”) in three equal portions, as detailed below:

6.1.1	One third (1/3) of the quantity of Option Warrants, restricted share units or restricted shares allocated to each Offeree shall “mature” upon the lapse of 24 months after the Effective Date;

6.1.2	One third (1/3) of the quantity of Option Warrants, restricted share units or restricted shares allocated to each Offeree shall “mature” upon the lapse of 36 months after the Effective Date;

6.1.3	One third (1/3) of the quantity of Option Warrants, restricted share units or restricted shares allocated to each Offeree shall “mature” upon the lapse of 48 months after the Effective Date.

6.2	Each Offeree may exercise according to the terms of the Plan (including as specified in Section 9 hereunder), the Option Warrants, in whole or in part, as of the “maturity” date of each portion and no later than the lapse of 24 months of such date (the “Last Exercise Date”). In case the Last Exercise Date occurs on a day which is not a business day in Israeli banks and a trading day in TASE, the Last Exercise Date shall be deferred to the next subsequent business day which is also a trading day in TASE.

6.3	An Offeree who wishes to exercise into Shares the Option Warrants, to which he/she is entitled, according to all terms of the Plan, shall deliver to the Company and the Trustee a written notice, signed by him/her, in the format determined by the Company (the “Exercise Notice”). The Exercise Notice shall include, among other things, the identity of the Offeree and the number of Option Warrants he/she seeks to exercise. Discretion as to whether or not to exercise and the timing of payment of the Exercise Price is given to each and every Offeree and not to the Trustee.

6.4	The Offeree shall pay the Company the consideration owed to the Company for the Exercise Shares allocated to the Offeree according to the Exercise Notice in a manner determined by the Company, except in case the Company elects to exercise its right according to Section 4.3 above.

6.5	On the first trading day after the Company receives the Exercise Notice, complete and signed by the Offeree and after he/she has paid the consideration as provided in Section 6.4 above (the “Exercise Date”), the Company shall allocate the Exercise Shares to the Trustee,[1] when, in case the Company elected to exercise its right according to Section 4.3 above, the provisions of said Section 4.3 shall apply.

6.6	Option Warrants that are not exercised by the Last Exercise Date (as provided in Section 6.2 above) shall expire, shall not grant any right to compensation or indemnification and shall become invalid.

6.7	Exercise of the restricted share units into Exercise Shares shall be executed as detailed in Section 15.2 hereunder.

1 It is hereby clarified that, wherever in this Plan reference is made to the granting of Exercise Shares to an Offeree or the Trustee on his/her behalf, as the case may be, it signifies the registration of the Shares in favor of the Offeree or Trustee, as the case may be, with a member of TASE, in a manner whereby such Shares are registered in the Company's Shareholders Registry on the name of the nominee company.

6.8	Despite the aforesaid it is hereby clarified that, according to TASE regulations, the exercise of Options or restricted share units into Shares shall not be executed on the Effective Date for the distribution of bonus shares, an offering by way of rights, distribution of dividend, share consolidation, share split or equity reduction (any one of the foregoing shall be referred to in this Section a “Company Event”), and such exercise shall be deferred to the subsequent trading day. Additionally, in case the X day of a Company Event occurs prior to the Effective Date of a Company Event (as these terms are defined in TASE regulations), an exercise of Options or restricted share units into Shares shall not be executed on such X day and the exercise shall be deferred to the subsequent trading day.

7.	Rights attached to Exercise Shares stemming from the exercise of Option Warrants and restricted share options

7.1	The Exercise Shares shall bear, immediately upon allocation thereof, equal rights for all intents and purposes, to the ordinary shares existing in the Company’s share capital at the time of this Plan, and shall grant, among other things, the same rights to receive notices and participate in general meetings of the Company, to receive dividends or any other distribution and to receive surplus assets in case of liquidation.

7.2	In any event where, according to the terms of the Plan, an Offeree is entitled to be granted rights and/or bonus shares and/or any other right by virtue of the Option Warrants and/or restricted share units and/or Exercise Shares (hereinafter: the “Rights”), and at the Effective Date for the distribution of the Rights the Option Warrants and/or restricted share units and/or Exercise Shares are held by the Trustee, the Rights shall be transferred to the Trustee, who shall withhold tax according to any law, insofar as applicable, and all such Rights shall be allocated to the Trustee on behalf of the Offerees and held by the Trustee until the lapse of the minimal trust period (as defined in Section 12.4 hereunder) of the Options and/or restricted share units for which the Rights were allocated, and the terms of the tax route shall apply to such additional Rights.

7.3	In any case where the Company shall distribute a cash dividend and, at the Effective Date for such dividend distribution the Trustee held Exercise Shares on behalf of any Offeree, the Company shall transfer unto the Trustee dividend amounts for the Exercise Shares held by the Trustee as aforesaid for each Offeree, the Trustee shall withhold tax by law, inasmuch as required, and thereafter transfer the dividend amounts (after tax withholding) unto the Offeree. Notwithstanding the provisions of Section 7.1 above, as long as, according to the terms of the Plan, Exercise Shares are held on behalf of the Offerees by the Trustee and have yet to be transferred unto the Offerees, such Shares shall not grant any right to receive notices and to participate in general meetings of the Company.

8.	Restrictions on performing actions respecting the Option Warrants, restricted share units, restricted shares and Exercise Shares

8.1	The Option Warrants, restricted share units and restricted shares, as the case may be, are a personal right which cannot be transferred, assigned, encumbered, whether voluntarily or otherwise (except to the inheritors of a deceased Offeree by way of a last will or inheritance laws, provided that they consent to the terms thereof). The Option Warrants and restricted share units shall not be listed for trade on TASE. The restricted shares and the Shares stemming from exercise of the Option Warrants and restricted share units shall be listed for trade on TASE.

8.2	The Option Warrants, restricted share units and restricted shares, as the case may be, granted to Offerees who are residents of Israel, shall be allocated to the Trustee according to Section 102 of the Income Tax Ordinance. Accordingly, the Option Warrants, restricted share units and restricted shares, or the Exercise shares, as the case may be, shall be held by the Trustee, according to the provisions of Section 102 of the Income Tax Ordinance, for the duration of the minimal trust period, all as provided in Section 12 hereunder.

8.3	The Trustee may not transfer the Option Warrants, restricted share units and restricted shares, granted according to this Plan to any third party, including an Offeree, except in accordance with instructions received from the Company and subject to applicable law.

8.4	The transfer of rights to Option Warrants and/or restricted share units and/or restricted shares and/or Exercise Shares according to a last will or according to inheritance laws shall be valid and bind the Company only after the Company has been delivered the following approvals, signed and certified by a notary:

[a]	A written request for transfer and a copy of a legal document creating and affirming the right of such person to act with respect to the estate of the Offeree and which creates or affirms the right of the transferee;

[b]	A written consent of the transferee to pay any amount respecting the Option Warrants, restricted share units and/or restricted shares in accordance with the Plan and consent to pay any required amount pursuant to the provisions of the Plan, as well as consent to abide by all provisions of the Plan;

[c]	All other evidence required, in the view of the Board, in order to establish the right for the transfer of Option Warrants, restricted share units and/or restricted shares and/or Exercise Shares, and the validity of such transfer.

The Exercise Shares and the restricted shares (subject to the provisions of Section 14 hereunder) are subject to restrictions according to the provisions of the Company’s articles of association.

9.	Terms of the Plan in case of termination of employment relations

9.1	In case of termination of employment relations between the Company and the Offeree due to the voluntary retirement of the Offeree and not due to incapacity caused by health problems (“Disability”), the Offeree shall be entitled to exercise only the matured Option Warrants which have yet to be exercised into Shares and which have not expired until the date of termination of his/her employment, and these may be exercised for a period of 90 days of such date (or, in case the restriction date according to Section 102 of the Income Tax Ordinance has yet to lapse, according to the later). The remainder of Option Warrants shall expire at the time of employment termination.

9.2	In case of termination of employment relations due to Disability or demise – the Offeree (or his/her inheritors) shall be entitled to exercise the matured Option Warrants and not yet exercised into Shares for a period of twelve (12) months after such termination of employment relations.

9.3	In case of termination of employment relations under circumstances which, in the Company’s view, grant it legal right to terminate the employee without severance pay, including the commission of criminal offenses and breach of trust, all Option Warrants offered to the Offeree according to this Plan, including those that have matured and which he/she has yet exercised in actuality, shall immediately expire at the date of giving notice of termination.

9.4	In case of termination of employment relations on any grounds not described in Subsections 9.1-9.3 above, the Offeree shall be entitled to exercise only the Option Warrants which have matured until the day of his/her termination which have yet to be exercised into Shares, and which have yet to expire, and these may be exercised until their Exercise Date. The remainder of Option Warrants shall expire upon the day of employment termination.

9.5	The Offerees right to Option Warrants granted him/her under this Plan or to exercise them shall not end or expire or be accelerated solely due to the fact that such Offeree has moved on from the Company to a new position as an employee or officeholder of a company controlled by the Company, or vice versa.

9.6	The Board may alter the provisions of this Section 9 (and/or any one thereof) at its absolute discretion.

9.7	In this Section 9, the date of termination of employment relations is the end date of the employee-employer relations between the Offeree and the Company, or the lapse of the advance notice period (or adjustment period, if any), according to the later.

9.8	In case the engagement with the Company of an Offeree who served as director in the Company at the time of allocation is terminated, for any reason whatsoever, the provisions of Sections 9.1-9.7 above shall apply, mutatis mutandis. For the purpose of Section 9.7 – the “date of employment relations termination” shall be viewed, respecting directors, as the day of termination of a director’s term in office, for whatever reason.

9.9	In the case of termination of employment relations with an Offeree in the Company who was granted restricted shares, the provisions of Section 14.7 hereunder shall apply.

9.10	In the case of termination of employment relations with an Offeree in the Company who was granted restricted share units, the provisions of Section 15.4 hereunder shall apply.

10.	Changes in control

10.1	In case notice is given respecting the termination of employment relations, for any reasons whatsoever, except in the case specified in Section 9.3 above, during a period of 180 days after completion of a change in control over the Company, immediately prior to the date of termination of employment relations as aforesaid, the right of the Offerees to exercise all Option Warrants and/or restricted share units allocated them, including those that have yet to “mature”, as the case may be, shall be formed, and they may exercise them as of such date and until their Exercise Date as provided in Section 6.2 above. Furthermore, in the case specified in this Section, the restricted shares shall mature immediately prior to such termination of employment relations.

“Change in Control” – including by way of sale of shares (including in return for an exchange of shares), distribution of dividend in kind or allocation of shares to a third party.

“Control” – for the purposes of this Section – as defined in the Securities Law.

11.	Restructuring or merger

In case of merger of the Company with or into another company, whether by way of an exchange of shares, purchase in cash or otherwise, or sale of all (or the vast majority) of the Company’s assets or activity or its issued share capital or any other occurrence of a similar corporate nature and any similar action (all of these jointly: “Restructuring or Merger”) and subject to any law, the Board shall determine one of the following alternatives:

11.1	Each Option and/or restricted share unit shall be replaced by or converted into an option and/or restricted share unit of equal value in the new company resulting from the Merger or sale, and the Board may make, for such purpose, changes in the Exercise Price, if and inasmuch as required, all subject to the Board’s discretion; or

11.2	Each Option and/or restricted share unit shall be adopted by the new company so that it may be exercised into a share of the new company, subject to adjustments and changes as determined by the Board; or

11.3	Each Option and/or restricted share unit shall be cancelled or returned to the Company, and the Company shall pay the entitled employee a pecuniary compensation for the cancellation or return of such Option and/or restricted share unit, provided that the value of the benefit entailed in such compensation is no less than the value of such benefit as measured at the time of cancellation or return, as the case may be; or

11.4	Any action and/or similar adjustment respecting the Options and/or restricted share units and the terms thereof, as it deems fit.

11.5	Upon completion of such Restructuring or Merger, the Options and/or restricted share units shall expire.

11.6	Treatment of restricted shares shall be according to the treatment of ordinary Company shares in the case of Restructuring or Merger, subject to the maturity periods of the restricted shares.

For the purposes of this Section, the term “new company” shall refer to the company with which a merger is executed, with which a sale transaction is executed or which would come in the stead of the Company following such Restructuring or Merger or any similar transaction. For the removal of doubt it is hereby clarified that, in case that as a result of a Restructuring or Merger event control over the Company is transferred, the provisions of Section 10 shall apply.

12.	Tax implications and allocation to the Trustee

Following are the details of certain provisions respecting taxation for the allocation of the Options and/or restricted share units and/or restricted shares and the exercise thereof:

12.1	Any tax liability for the allocation of the Options and/or restricted share units and/or restricted shares to the Offerees (including income tax, capital gains tax, national insurance and health tax) and any other compulsory payment applicable due to the granting of the Option Warrants and/or restricted share units and/or restricted shares, the exercise thereof or the sale of Exercise Shares and/or restricted share units and/or restricted shares and/or released shares, shall apply to the Offerees. The Trustee and the Company may withhold any amount that must be withheld by law.

12.2	The Option Warrants and/or restricted share units and/or restricted shares allocated to Offerees in Israel shall be subject to the provisions of Section 102 of the Income Tax Ordinance and all Regulations promulgated by virtue thereof (jointly, above and below: “Section 102”). The Company has elected that the allocation of Offerees who are residents of Israel shall be via a trustee, in the capital gains route.

12.3	The provisions of Section 102 respecting the capital gains route provide, among other things, at the time of this Plan, as follows:

•	The Options and/or restricted share units and/or restricted shares and the Shares stemming from the exercise of the Options and/or restricted share units shall be held by a trustee for a period of no less than two years after the time of allocation;

•	The income obtained by the Offeree from the allocation of the Options and/or restricted share units and/or restricted shares shall not be taxable at the time of allocation;

•	The tax liability in the hands of the employee respecting the “benefit value portion” at the time of allocation of the Options and/or restricted share units and/or restricted shares shall be calculated according to the tax rate applying to him/her. For this purpose, the “benefit value portion” shall be calculated according to the average value of the Company share in TASE in the 30 trading days prior to the time of allocation of the Options and/or restricted share units and/or restricted shares, after deduction of the cost of exercising the Options and/or restricted share units and/or restricted shares, as the case may be;

•	The remaining benefit value shall be liable to tax at the rate applying to capital gains according to Section 102 (currently 25%);

•	In the allocation of Options and/or restricted share units and/or restricted shares as aforesaid, the company employing the Offeree may enter a salary expense at the amount of the employee’s income, to which tax shall apply according to the marginal tax rate. The company may not enter an expense for tax purposes for the employees benefit value subject to the tax rate applying to capital gains according to Section 102 (currently 25%).

The aforesaid should not be viewed as taxation advice, and each Offeree should examine the taxation status applicable to him/her and decide if and how to act according to his/her specific personal circumstances.

12.4	Accordingly:

•	Allocation to Offerees shall not take place except after the requirements of the capital gains route provided in Section 102 of the Income Tax Ordinance have been met.

•	Prior to the allocation of the Options and/or restricted share units and/or restricted shares to the Offerees, the Company shall engage with a trustee (the “Trustee”), who shall hold the Options and/or restricted share units and/or restricted shares in trust on behalf of the Offerees until exercise of the Option Warrants and/or restricted share units (or the expiration thereof, as the case may be), or until lapse of the restriction of the restricted shares, as the case may be, and shall also hold the Exercise Shares stemming from the exercise of the Options and/or restricted share units and also the restricted shares until the lapse of no less than 24 months after the day of allocation (the “Minimal Trust Period”).

12.5	Notwithstanding any other provision in this Section it is clarified that the transfer of Exercise shares and/or restricted shares and/or released shares from the Trustee unto an Israeli Offeree or from an Israeli Offeree to any third party (including sale thereof) shall only be possible after the lapse of the Minimal Trust Period and payment of the applicable tax. Despite the aforesaid, a transfer of Exercise Shares and/or restricted shares and/or the released shares may be allowed even prior to the lapse of the Minimal Trust Period, after payment or withholding of tax insofar as required, and shall be performed in accordance with the provisions, terms and arrangement as shall be agreed between the Company and the Trustee and subject to the provisions of Section 102 or the provisions of any law and to any agreement with tax authorities.

12.6	Despite all of the above and below statements, Offerees according to this Plan may also include Offerees whose place of residence and employment is outside Israel, and therefore the provisions of Section 102 may not be inapplicable to them. The Options and/or restricted share units and/or restricted shares for such Offerees shall be vested at the time of allocation in the hands of the Trustee, and exercise of Options and/or restricted share units shall be done through the Trustee in the same manner provided in this Plan without the application of restrictions according to Section 102.

The contents of this Section 12 does not presume to be an authorized interpretation of legal provisions relating to the taxes which may apply respecting the granting of offered Options and/or restricted share units and/or restricted shares to the Offerees, and does not substitute legal and professional advice in that matter. Each of the Offerees (including Offerees as specified in Section 12.6 above) should consider the various taxation implications and aspects and consult their professional advisors, including legal and taxation advice, taking into account his/her particular circumstances.

13.	Adjustments due to distribution of bonus shares and/or allocation by way of rights and/or split or consolidation of capital and/or distribution of dividend

13.1	In case the Company distributes bonus shares after the allocation of Option Warrants or restricted share units according to this Plan, then the number of Exercise Shares for the exercise of Option Warrants or restricted share units yet to be exercised in Shares and yet to expire until the Effective Date respecting the right to receive bonus shares, shall be increased by way of adding the appropriate number, without additional payment, of shares to which the Offeree was entitled as bonus shares had he/she exercised the Options or restricted share units which have yet to be exercised by the Effective Date respecting the right to receive bonus shares, immediately prior to the Effective Date respecting the distribution of such bonus shares. It is hereby clarified that the Exercise Price of the Options or restricted share units (insofar as determined) shall not change in the case of distribution of bonus shares; however, the payment for each share shall be reduced accordingly, by virtue of the increase in the number of Shares stemming from each Option or restricted share unit.

13.2	In case the Company offers its shareholders securities of any kind by way of issuance of rights, the Exercise Price of the Option Warrants or restricted share units (insofar as determined) shall not be adjusted; however, the number or Exercise shares for the exercise of Option Warrants or restricted share units yet unexercised at the Effective Date respecting the right to acquire rights in the issuance of rights, shall be adjusted according to the benefit component entailed in the rights, which shall be calculated according to TASE guidelines, as shall be in force at the Effective Date.

13.3	In any case of split or consolidation of the Company’s share capital, or any corporate capital event of a substantially similar nature, the Company shall execute the changes or adjustments required in order to prevent dilution of expansion of the rights of an Offeree within the framework of this Plan as pertain to the number or class of Exercise shares underlying the Options or restricted share units yet unexercised by the Offeree and/or as pertains to the Exercise Price of each Option or restricted share unit (insofar as determined).

13.4	In case the Company distributes a cash dividend, the Effective Date for the distribution thereof shall occur after the allocation of Option Warrants according to this Plan, then on the X day the Exercise Price of Option Warrants yet unexercised and yet unexpired until that time shall be reduced by the amount of dividend per share (gross) according to its amount in ILS. For the removal of doubt, the Exercise Price shall in any event not be reduced below the nominal value per share. It is hereby clarified that the provisions of this Section 14.3 shall not apply to Offerees who are residents of the United States or subjected to U.S. tax laws. Adjustments due to the distribution of a dividend distributed for restricted shares shall be made according to Section 14.5 hereunder.

13.5	In case as a result of the adjustments described in this Section, the Company is required to allocate share fractions, the Company shall not allocate share fractions as aforesaid, and the number of Shares allocated to an Offeree shall be rounded up to the nearest complete number.

13.6	It is hereby clarified that an Offeree’s right to additional Exercise Shares as a result of adjustments according to the provisions of this Section 13 shall only apply at the time of exercise of the Option Warrants or restricted share units.

14.	Shares and restricted shares

14.1	Subject to the sole discretion of the Board, the Board may grant, according to this Plan, Shares and/or restricted shares, as defined hereunder, instead or in addition to any grant of Options. The Shares and/or restricted shares shall be granted in consideration of an amount equal to the nominal value of the Company shares. Despite the aforesaid, the Board may determine at its sole discretion, that the Offerees shall not pay the nominal value of the Shares and/or restricted shares upon the granting thereof and that the Company shall capitalize a portion of its profits into share capital or take any other action permitted by law in the case of issuance of shares for an amount lower than their nominal value, all according to applicable law, including in accordance with Section 304 of the Companies Law.

14.2	Restricted shares are shares subject to restrictions respecting transferability and which may not be transferred or sold until the lapse of their maturity period and the lifting of restrictions applying thereto (the “Restricted Shares”). Upon the lapse of the maturity period of each Restricted Share, and fulfilment of the other conditions for its maturity, insofar as applicable, the restrictions imposed on such share shall automatically be lifted and it shall become an ordinary Company share (the “Released Shares”).

14.3	The Board may grant Restricted Shares stipulated upon performance, according to parameters as determined by the Board.

14.4	The Restricted Shares shall bear, immediately upon allocation, rights equal, for all intents and purposes, to the ordinary shares existing in the Company’s share capital at the time of this Plan, and grant, among other things, the same rights to receive notice and participate in the general meetings of the Company (subject to the provisions of Section 14.6 hereunder), to receive dividends (subject to the provisions of Section 14.5 hereunder) or any other distribution and to receive surplus assets in liquidation.

14.5	Notwithstanding the aforesaid, a dividend distributed for Restricted Shares which have yet to mature shall be held by the Trustee until the maturity of the Restricted shares for which the dividend was distributed, and shall thereafter be transferred to the Offeree, after tax has been lawfully withheld by the Trustee. A dividend distributed for matured Restricted Shares shall be transferred to the Offeree directly, after tax has been lawfully withheld by the Trustee.

14.6	Voting rights – as long as the Restricted Shares have not matured according to the provisions of this Plan and the restrictions imposed thereupon are not lifted, voting rights respecting them shall be possessed by the Trustee alone. The Trustee shall not be obliged to exercise his voting right. After the Shares have matured, the provisions of Section 7 of this Plan shall apply.

14.7	Termination of employment relations

14.7.1	Unless otherwise resolved by the Board, upon termination of employment relations, all Restricted Shares allocated to an Offeree according to this Plan and whose maturity has yet to lapse shall be returned to the Company without consideration. In addition, the dividend distributed for such immature Restricted Shares and held by the Trustee shall also be returned to the Company. The matured Restricted Shares shall be transferred to the Offeree (and not returned to the Company), and accordingly, the dividend distributed for them shall be transferred to the Offeree. Despite the aforesaid, Restricted Shares whose maturity is stipulated upon performance conditions without an obligation of continued employment or service with the Company, as the case may be, shall not be returned to the Company upon termination of employment relations, but rather at the time of failure to meet such performance conditions.

14.7.2	In case of termination of employment relations under circumstances which, in the Company’s view, grant it legal right to terminate the employee's employment without severance pay, including the commission of criminal offenses and breach of trust, the matured and Restricted Shares which have not been exercised or transferred and the dividend respecting them shall also be returned to the Company immediately and without consideration.

15.	Restricted share units

15.1	Subject to the sole discretion of the Board, the Board may grant, according to this Plan, restricted share units, as defined hereunder ("Restricted Share Units"), instead or in addition to any grant of Options. At the time of exercise the Offerees shall pay an amount equal to the nominal Company shares stemming from such exercise. Despite the aforesaid, the Board may determine at its sole discretion, that the Offerees shall not pay the nominal value of the Restricted Share Units at the time of exercise thereof and that the Company shall capitalize a portion of its profits into share capital or take any other action permitted by law in the case of issuance of shares for an amount lower than their nominal value, all according to applicable law, including in accordance with Section 304 of the Companies Law.

15.2	A Restricted Share Unit is a right to receive a Company share, after the lapse of the maturity period of the Restricted Share Unit and the lifting of the restrictions applying thereto, without requiring any additional action on the part of the Offeree (without giving an Exercise Notice). Upon the lapse of the maturity period of each Restricted Share Unit and the fulfilment of the additional conditions for such maturity, if applicable, such Restricted Share Unit shall be automatically exercised and it shall become a Share transferrable and released of all restrictions, subject to payment of its nominal value to the Company by the Offeree ("Restricted Share Unit").

15.3	The Board may grant Restricted Share Units, stipulated upon performance, according to parameters as determined by the Board.

15.4	Termination of employment relations

15.4.1	Unless otherwise resolved by the Board, in case of termination of employment relations between the Offeree and the Company, for any reason whatsoever (including in case of death or Disability), all Restricted Share Units granted to an Offeree and whose maturity period has yet to lapse until the time of termination of employment relations, shall immediately expire and shall no longer be legally valid. Despite the aforesaid, Restricted Share Units whose maturity is stipulated upon performance conditions without an obligation of continued employment or service with the Company, as the case may be, shall not expire upon termination of employment relations, but rather at the time of failure to meet such performance conditions.

15.4.2	In case of termination of employment relations under circumstances which, in the Company’s view, grant it legal right to terminate the employee's employment without severance pay, including the commission of criminal offenses and breach of trust, Exercise Shares stemming from the exercise of the Restricted Share Units and which have not been sold or transferred and the dividend respecting them shall also be returned to the Company immediately and without consideration.

16.	Undertakings of the Offerees

16.1	Upon allocation of the Option Warrants, Restricted Share Units or Restricted Shares, the Company shall deliver unto each Offeree a letter of granting respecting the number of Option Warrants, Restricted Share Units or Restricted Shares which such Offeree is entitled to receive within the framework of this Plan. Upon receipt of the Option Warrants, Restricted Share Units or Restricted Shares according to the Plan, the Offeree shall undertake and declare as follows: (1) that he/she consents to and approves that he/she has received and read the Plan and the letter of granting and that he/she agrees to all their terms, including and without derogating from the generality of the aforesaid, consents to bear all tax liabilities and other compulsory payments deriving as a result of the allocation of the Option Warrants, Restricted Share Units or Restricted Shares, the exercise thereof or the sale of Exercise Shares and/or Released Shares, as the case may be, and including his/her consent and authorization to the Company to withhold any such applicable tax (including, if required – from any number of Option Warrants, Restricted Share Units or Restricted Shares and/or Exercise Shares and/or Released Shares, as the case may be); (2) that he/she undertakes to comply with all the terms specified in Section 102 (including provisions pertaining to the tax route), the Rules of Section 102, the Plan, the letter of granting and the Letter of Trusteeship; (3) that subject to the provisions and terms of Section 102 and the Rules, the Offeree undertakes not to sell or remove the Exercise Shares or Restricted Shares and/or Released Shares from trusteeship prior to the lapse of the Minimal Trust Period; and (4) that the Offeree undertakes to comply with the procedure for the exercise of the Option Warrants, Restricted Share Units or Restricted Shares and for the Sale of Exercise Shares or Restricted Shares and/or Released Shares, as the case may be, as agreed between the Company and the Trustee.

17.	Governing law

The Plan and all documents attached thereto, delivered or signed by the Company or companies under its control with respect to the Plan, shall be interpreted, administered and subjected to the laws of the State of Israel.

The allocation of Options, Restricted Share Units and Restricted Shares according to this Plan is subject to receipt of the approvals and permits required by law.

18.	Powers of the Company Board

The Company Board is authorized to interpret the provisions of the Plan and to issue any complementary or clarifying provision with respect to the execution of the Plan, inasmuch as required according to the Board's discretion.

Without derogating from the generality of the aforesaid it is hereby clarified that, subject to any law,2 the Company Board is authorized, at its sole discretion, to exercise all powers required for the purpose of administering the Plan, including determining the identity of the Offerees, determining the number of Options, Restricted Share Units and Restricted Shares allocated to each Offeree, determining allocation dates, determining Exercise Price, determining the maturity period, conditions for the lifting of the restrictions applying to the Restricted Shares, and also, in special cases as the Board sees fit – to accelerate the maturity dates of the Option Warrants, Restricted Share Units and Restricted Shares which have yet to mature (in whole or in part), with respect to all Offerees or any part thereof. The Board is also authorized to make any other decision required for or relating to the Plan, whether or not mentioned in this Plan.

Furthermore, subject to any law, the Company Board is authorized to amend, at its sole discretion, the provisions of the Plan (and the documents attached thereto), provided that any such amendment of a provision of the Plan does not contravene the provisions of Section 102 and does not violate the rights of the Offerees according to the Plan without first obtaining the consent of the Offerees who, at the time of such proposed amendment, have been granted Options, Restricted Share Units which have yet to be exercised and have yet to expire according to the Plan and, respecting Restricted Shares, the restriction period thereof has yet to lapse.

The Board may delegate to its Compensation and Human Resources Committee its powers to designate to specific Offerees (who are not officeholders) the Options, Restricted Share Units and Restricted Shares allocated to the Trustee, all in accordance with and subject to the provisions of Section 288(b)(1) of the Companies Law and applicable law.

19.	Duration of the Plan and amendments thereto

The Plan shall expire upon the earliest of: (1) the lapse of 10 years after the date the Plan was adopted by the Board (August, 2014), or (2) the expiration of all Options, Restricted Share Units allocated according to the Plan due to Restructuring or Merger, or as a result of any other event. However, all Options, Restricted Share Units allocated according to the Plan and yet to be exercised in the case specified in Paragraph (1) above shall remain

2 The provisions of this Section do not derogate from the powers of the Compensation and Human Resources Committee by law and according to Company procedures.

in effect according to the provisions of the Plan, and all instructions in the Plan shall continue to apply to them.

The Board may, from time to time, terminate or alter this Plan in any way it desires and within that framework, to update the maturity periods and Exercise Dates as it deems fit, and to resolve any question of policy, efficiency, interpretation and implementation which may arise following the execution of the Plan.

20.	No obligation to continue employment

The granting of Options, Restricted Share Units and Restricted Shares to the Offerees according to the Plan shall not be interpreted as imposing any duty on the Company and/or companies under its control to continue the employment of any Offeree and/or as limiting them in the termination of any Offeree and/or as granting an Offeree a right to continue being employed.

21.	Reserved shares

The Company shall take care to maintain in its registered capital a sufficient number of shares for the purpose of allocating Options, Restricted Share Units and Restricted Shares according to this Plan.

The Board may determine prior to the allocation of the Option Warrants, Restricted Share Units or Restricted Shares according to this Plan that, subject to any law, the Shares stemming from the exercise of the Option Warrants or Restricted Share Units and also the Restricted Shares allocated, shall be from dormant shares (as defined in Section 308 of the Companies Law) held by the Company.

22.	Notices respecting the Plan

All notices given by the Company to the Offerees shall be given via a written notice delivered to each Offeree at his/her place of employment or at his/her address as registered with the Company or at his/her email address.